UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 30, 2001

MINIMED INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		95-4408171

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18000 Devonshire Street, Northridge, California (Address of Principal Executive Offices)		91325 (Zip Code)

Registrant’s telephone number, including area code (818) 362-5958

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

      On May 30, 2001, MiniMed Inc. (the “Company”), Medtronic, Inc. a Minnesota corporation (“Medtronic”) and MMI Merger Corp., a wholly owned subsidiary of Medtronic entered into an Agreement and Plan of Merger (the “Agreement”), whereby the Company will become a wholly-owned subsidiary of Medtronic. Under the terms of the Agreement, each outstanding share of Company Common Stock will be converted into the right to receive $48 per share in cash. Outstanding stock options will become fully exercisable and certain rights to receive deferred stock compensation will terminate with the result that the holders of the options and rights will also have the right to receive $48 in cash for each underlying share of Common Stock.

      The closing of the transaction is conditioned on, among other things, adoption of the Agreement by the holders of a majority of the outstanding shares of Common Stock and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Accordingly, there can be no assurance that the transaction will be completed.

      The holders of approximately 26% of the outstanding shares of Company Common Stock, including Alfred E. Mann, the founder and Executive Chairman of the Company, have agreed with Medtronic to vote their shares in favor of the merger and against any proposal or action that could interfere with or impede the transaction.

      Medtronic has also announced that it has entered into an agreement to acquire Medical Research Group, Inc. a privately-held company engaged in the development of implantable pump systems and a long-term glucose sensor. The Company has the exclusive worldwide marketing rights to MRG’s pump systems for diabetes and to its long-term glucose sensor. Mr. Mann is also the founder of MRG and has a substantial equity interest in that company.

      In light of the proposed merger with Medtronic and the need to hold a stockholders meeting to vote on adoption of the Agreement, the 2001 Annual Meeting of the Stockholders currently scheduled for June 7 will be adjourned to a later date. The Company will inform stockholders of the new date, time and location for the meeting, which is not expected to be held until late July or August.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release dated May 30, 2001 entitled “Medtronic Signs Agreement to Acquire MiniMed and Medical Research Group”

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2001	MINIMED INC.

	By:	/s/ Eric S. Kentor

Name: Eric S. Kentor

Its: Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

99.1	Press release dated May 30, 2001 entitled “Medtronic Signs Agreement to Acquire MiniMed and Medical Research Group”

4